UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2017

PARSLEY ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging grown company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On October 5, 2017, Parsley Energy, LLC (“Parsley LLC”) and Parsley Finance Corp. (“Finance Corp.” and, together with Parsley LLC, the “Issuers”), each a subsidiary of Parsley Energy, Inc. (the “Company”), and certain subsidiaries of Parsley LLC (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC, as representative (the “Representative”) of the several initial purchasers named therein (the “Initial Purchasers”), in connection with an offering (the “Notes Offering”) of $700.0 million aggregate principal amount of 5.625% senior notes due 2027 (the “2027 Notes”). The Company expects the net proceeds from the Notes Offering to be approximately $691.9 million, after deducting estimated fees and expenses. The Company intends to use such net proceeds to fund a portion of its capital program and for general corporate purposes.

The 2027 Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the 2027 Notes only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act. The 2027 Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes Offering closed on October 11, 2017.

The Purchase Agreement contains customary representations, warranties and agreements by the Issuers and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Issuers and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Issuers or the Guarantors having more than one year until maturity (or securities convertible into or exchangeable for the 2027 Notes or the guarantees thereof) for a period of 30 days after the date of the Purchase Agreement without the prior written consent of the Representative.

The Initial Purchasers and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Issuers and their affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Issuers and their affiliates.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Indenture

The information included or incorporated by reference in Item 2.03 below, under the heading “Indenture and 2027 Notes,” is incorporated herein by reference.

Fifth Amendment to Credit Agreement

The information included or incorporated by reference in Item 2.03 below, under the heading “Fifth Amendment to Credit Agreement,” is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and 2027 Notes

The 2027 Notes were sold and issued under the Indenture, dated as of October 11, 2017, between the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The 2027 Notes are senior unsecured obligations of the Issuers. The 2027 Notes are fully and unconditionally guaranteed on a senior unsecured basis by the existing subsidiaries of Parsley LLC that guarantee its indebtedness under its revolving credit facility, other than Finance Corp. The 2027 Notes are not guaranteed by the Company, Parsley LLC’s sole managing member and controlling equity holder, and the Company is not subject to the terms of the Indenture.

Interest and Maturity

The 2027 Notes will mature on October 15, 2027. The 2027 Notes bear interest at the rate of 5.625% per annum, payable in cash semi-annually in arrears on each April 15 and October 15, commencing April 15, 2018.

Optional Redemption

At any time prior to October 15, 2020, the Issuers may, from time to time, redeem up to 35% of the aggregate principal amount of the 2027 Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 105.625% of the principal amount of the 2027 Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

At any time prior to October 15, 2022, the Issuers may, on any one or more occasions, redeem all or a part of the 2027 Notes at a redemption price equal to 100% of the principal amount of the 2027 Notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

On and after October 15, 2022, the Issuers may redeem the 2027 Notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the date of redemption:

YEAR	PERCENTAGE
2022	102.813%
2023	101.875%
2024	100.938%
2025 and thereafter	100.000%

Change of Control

If the Issuers experience certain defined changes of control, each holder of 2027 Notes may require the Issuers to repurchase all or a portion of its 2027 Notes for cash at a price equal to 101% of the aggregate principal amount of such 2027 Notes, plus any accrued but unpaid interest to the date of repurchase.

Certain Covenants

The Indenture contains covenants that, among other things and subject to certain exceptions and qualifications, limit the Issuers’ ability and the ability of their restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from their subsidiaries to them; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Events of Default

Upon an Event of Default (as defined in the Indenture), the trustee or the holders of at least 25% of the aggregate principal amount of then outstanding 2027 Notes may declare the 2027 Notes immediately due and payable, except that a default resulting from certain events of bankruptcy or insolvency with respect to Parsley LLC, any restricted subsidiary of Parsley LLC that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, will automatically cause all outstanding 2027 Notes to become due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Fifth Amendment to Credit Agreement

On October 11, 2017, the Company, Parsley LLC, as borrower, the Guarantors, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the other lenders party thereto entered into the Fifth Amendment to Credit Agreement (the “Fifth Amendment”). The Fifth Amendment amends the Credit Agreement, dated as of October 28, 2016 (as previously amended and as further amended by the Fifth Amendment, the “Credit Agreement”), by and among the Company, Parsley LLC, the Guarantors, the Administrative Agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the other lenders party thereto.

The Fifth Amendment, among other things, modifies the terms of the Credit Agreement to (i) increase the borrowing base under the Credit Agreement from $1.225 billion (to which it was reduced in connection with the closing of the Notes Offering) to $1.8 billion (although the aggregate elected commitments under the Credit Agreement will remain at $1.0 billion), (ii) decrease the applicable margins for borrowings under the Credit Agreement to a range of (A) 1.5% to 2.5% for LIBOR based borrowings and (B) 0.5% to 1.5% for alternative base rate based borrowings, with the specific applicable margins determined by reference to borrowing base utilization, (iii) provide flexibility, subject to certain conditions, to enter into “reverse 1031 exchanges” under Section 1031 of the Internal Revenue Code of 1986, as amended, (iv) provide enhanced flexibility, subject to certain dollar limitations, to make investments in unrestricted subsidiaries and joint ventures and to make other investments, and (v) provide enhanced flexibility, subject to certain conditions, to dispose of oil and gas properties not evaluated in the reserve reports delivered to the lenders pursuant to the Credit Agreement.

The Administrative Agent, the other lenders party to the Credit Agreement, and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the Fifth Amendment, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 5, 2017, the Company issued a news release announcing the pricing of the Notes Offering. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated October 11, 2017, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

10.1	Purchase Agreement, dated October 5, 2017, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein.

10.2	Fifth Amendment to Credit Agreement, dated as of October 11, 2017, among Parsley Energy, LLC, as borrower, Parsley Energy, Inc., each of the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the lenders party thereto.

99.1	News Release, dated October 5, 2017, titled “Parsley Energy, LLC Announces Pricing of Upsized $700 Million Private Offering of Senior Unsecured Notes due 2027.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2017

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Name:	Colin W. Roberts
Title:	Executive Vice President—General Counsel